PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 6, 1998)

                               OMNICOM GROUP INC.
                        $230,000,000 Principal Amount of
               2 1/4% Convertible Subordinated Debentures due 2013
                     (Interest Payable January 6 and July 6)
                        4,615,694 Shares of Common Stock

                              ---------------------

      This document  supplements the Prospectus  dated March 6, 1998 relating to
(i) $230,000,000 aggregate principal amount of 2 1/4% Convertible Subordinated Debentures due 2013 (the "Debentures") of Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"), and (ii) 4,615,694 shares of Common Stock, par value $0.50 per share (the "Common Stock") of the Company which are initially issuable upon conversion of the Debentures plus additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated in January 1998 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On June 22, 1998 the closing price of the Common Stock as reported on the New York Stock Exchange was $47.125 per share. The Common Stock is traded under the symbol "OMC".

      In accordance with the Section of the Prospectus entitled "Selling Securityholders" (which appears on page 19 of the Prospectus), the following information is provided with respect to the beneficial owners of the Debentures:

                                          Principal Amount     Principal Amount
                                           of Debentures     of Debentures to be
Name of Selling Securityholder(s)        Beneficially Owned    Offered for Sale
---------------------------------       --------------------  ------------------
Key Asset Management, Inc. as
  Investment Manager for the
  Health Foundation of Greater
  Cincinnati (formerly known as
  The ChoiceCare Foundation)                   $600,000             $600,000
Key Asset Management, Inc. as
  Investment Manager for the
  Potlatch-First Trust Co.
  of St. Paul                                  $170,000             $170,000
Key Asset Management, Inc. as
  Investment Manager for the
  University of So. Florida Fdn.                $45,000              $45,000
Key Asset Management, Inc.
  as Agent for the Key Tr.
  Convertible Sec. Fd.                          $79,000              $79,000
Key Asset Management, Inc. as
  Agent for the EB Convertible
  Sec. Fd.                                     $400,000             $400,000
Key Asset Management, Inc. as
  Agent for the Field Fdn.
  of Illinois                                   $20,000              $20,000
Key Asset Management, Inc. as
  Agent for the GenCorp Fdn.                    $40,000              $40,000
Key Asset Management, Inc. as
  Agent for the Charitable
  Sec. Fd.                                     $271,000             $271,000
Key Asset Management, Inc. as
  Agent for the Victory
  Convertible Sec. Fd.                         $325,000             $325,000
Key Asset Management, Inc. as
  Investment Manager for the
  JC Penney Life Insurance Co.                 $500,000             $500,000
Key Asset Management, Inc. as
  Investment Manager for the
  General Electric Mortgage
  Insurance Co.                              $1,875,000           $1,875,000
Sage Capital                                 $1,250,000           $1,250,000

      The Debentures being offered by the Selling Securityholders hereby represent all of the Debentures beneficially owned by the Selling Securityholders as of June 22, 1998. Except for the purchase of the Debentures, none of the Selling Securityholders has had a material relationship with the Company or any of its affiliates within the past three years.

                             -----------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

            The date of this Prospectus Supplement is June 24, 1998.